                                                                                                                                                                                                                 FOR IMMEDIATE RELEASE

                                                                                                                                                                                                                 Contact: Christopher J. Eperjesy
                                                                                                                                                                                                                 (262) 638-4343

TWIN DISC, INC., ANNOUNCES RECORD FISCAL 2007 FIRST-QUARTER FINANCIAL RESULTS

First-Quarter Net Earnings up 47.7% to $3,672,000

 First-Quarter Sales up 32.7% to $65,774,000

Recent Acquisition Adds $6,558,000 to Net Sales

 Management Optimistic about the Fiscal 2007 Outlook

     RACINE, WISCONSIN—October 20, 2006—Twin Disc, Inc. (NASDAQ: TWIN), today reported record financial results for the fiscal 2007 first quarter ended September 30, 2006. Sales, net earnings and diluted earnings per share for the first three months of fiscal 2007 represented the best first quarter in the Company’s history.

     Sales for the quarter ended September 30, 2006 improved 32.7 percent to $65,774,000 from $49,577,000 in the same period a year ago. The recent BCS Group acquisition contributed $6,558,000 to net sales in the fiscal 2007 first quarter. The results for the current fiscal quarter were favorably impacted by continued strong demand across all the markets the Company serves, especially from its oil and military customers.

     Gross margin, as a percentage of sales, increased 1.8 percentage points to 30.9 percent from 29.1 percent in last year’s comparable period. Profitability continued to improve from the implementation of cost reduction programs, a better product mix and selective price increases. Net earnings for the first quarter increased 47.7 percent, or $1,186,000 to $3,672,000, or $0.62 per diluted share, compared with $2,486,000, or $0.42 per diluted share, for the fiscal 2006 first quarter.

     For the quarter, the recently acquired BCS Group companies added $0.01 to diluted earnings per share. This includes the impact of an unfavorable purchase accounting adjustment to inventory in the amount of $734,000 (with an additional and final adjustment of $489,000 anticipated in the second quarter).

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Page 2, Twin Disc, Inc.

     Commenting on the results, Michael E. Batten, Chairman, President and Chief Executive Officer, said, “Our momentum continues to be strong entering fiscal 2007, as we continue to execute our business strategy. We are very pleased with the sales and earnings contribution of the recent acquisition of the BCS Group. The acquisition was accretive to earnings in the first quarter and we are optimistic that BCS will add to our bottom-line performance as the year progresses. Sales from our existing operations, after backing out the recent acquisition, increased 19.4 percent.”

     Christopher J. Eperjesy, Vice President - Finance, Chief Financial Officer and Secretary, stated, “The Company's balance sheet remains strong, although our total debt outstanding at September 30, 2006 increased by $11,630,000 versus June 30, 2006. In light of the recently enacted Pension Protection Act of 2006, the Company elected to make contributions of $7,720,000 to its domestic defined benefit pension plans in the first fiscal quarter. This allowed the plans to be at the Full Funding Limit for 2005, and as a result, the plans will be exempt from paying PBGC variable rate premiums for 2006.”

     Mr. Batten concluded, “Going forward, we continue to see positive demand from the markets we serve. Our backlog of orders to be shipped over the next six months, excluding the backlog from the BCS Group, was a record $100,184,000, an increase of 34.1 percent from $74,700,000 in the same period a year ago and up 9.4 percent from $91,598,000 at fiscal 2006 year end. Based on our continued strength in backlog, margins and industry dynamics, Twin Disc is well positioned to expand sales and earnings throughout the year.”

     Twin Disc, Inc. designs, manufactures and sells marine and heavy-duty off-highway power transmission equipment. Products offered include: marine transmissions, surface drivers, propellers and boat management systems, as well as power-shift transmissions, hydraulic torque converters, power take-offs, industrial clutches and control systems. The Company sells its products to customers primarily in the pleasure craft, commercial and military marine markets, as well as in the energy and natural resources, government and industrial markets. The Company’s worldwide sales to both domestic and foreign customers are transacted through a direct sales force and a distributor network.

     This press release may contain statements that are forward looking as defined by the Securities and Exchange Commission in its rules, regulations and releases. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors including those identified in the Company’s most recent periodic report and other filings with the Securities and Exchange Commission. Accordingly, actual results may differ materially from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that the results expressed therein will be achieved.

--Financial Results Follow--

Page 3, Twin Disc, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per-share data; unaudited)

		Three Months Ended
		September 30,
	2006	2005

Net sales	$65,774	$49,577
Cost of goods sold	45,461	35,173

Gross profit	20,313	14,404
Marketing, engineering and
administrative expenses	13,652	10,147
Interest expense	643	316
Other income, net	(80)	(54)

Earnings before income taxes	6,098	3,995
and minority interest
Income taxes	2,377	1,466
Minority interest	(49)	(43)
Net earnings	$ 3,672	$ 2,486

Earnings per share:
Basic	$ 0.63	$ 0.43
Diluted	$ 0.62	$ 0.42

Average shares outstanding:
Basic	5,802	5,731
Diluted	5,905	5,840

Dividends per share	$ 0.095	$0.0875

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Page 4, Twin Disc, Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, unaudited)

	September 30,	June 30,
	2006	2006
ASSETS
Current assets:
Cash and cash equivalents	$15,914	$16,427
Trade accounts receivable, net	49,655	55,963
Inventories, net	72,475	65,081
Deferred income taxes	5,740	5,780
Other	8,118	7,880

Total current assets	151,902	151,131

Property, plant and equipment, net	46,730	46,958
Goodwill	15,559	15,304
Deferred income taxes	4,351	4,152
Other assets	18,431	18,627

	$236,973	$236,172

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Bank Overdraft	$1,942	$3,194
Notes payable	120	16
Current maturities on long-term debt	582	633
Accounts payable	25,308	27,866
Accrued liabilities	44,380	47,912

Total current liabilities	72,332	79,621

Long-term debt	49,946	38,369
Accrued retirement benefits	20,611	28,065
Other long-term liabilities	533	312

	143,442	146,367

Minority interest	594	572

Shareholders' equity:
Common stock	12,103	11,777
Retained earnings	104,770	101,652
Accumulated other comprehensive loss	(9,107)	(9,166)

	107,766	104,263
Less treasury stock, at cost	14,829	15,030

Total shareholders' equity	92,937	89,233

	$236,973	$236,172

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